EX-28.d.2.k.i

EXHIBIT A

SUBADVISORY AGREEMENT

BY AND AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND

NATIONWIDE ASSET MANAGEMENT, LLC

Effective January 1, 2008

Amended May 1, 2013*

Funds of the Trust	Subadvisory Fees
NVIT Government Bond Fund

0.15% on Aggregate Subadviser Assets† up to $250 million

0.125% on Aggregate Subadviser Assets† of $250 million and more but less than $ 1 billion

0.10% on Aggregate Subadviser Assets† of $1 billion and more

*	As approved at the Board of Trustees Meeting held on March 13, 2013.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Government Bond Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Nationwide Asset Management, LLC, dated January 1, 2008, as amended May 1, 2013) of the Nationwide Government Bond Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER NATIONWIDE ASSET MANAGEMENT, LLC

By:	/s/ Mark W. Bursinger
Name:	Mark W. Bursinger
Title:	Investment Leader